Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207315 on Form S-8 of our report dated March 25, 2016, relating to the consolidated financial statements of Pure Storage, Inc. and its subsidiaries (the “Company”), appearing in this Annual Report on Form 10-K of the Company for the year ended January 31, 2016.

/S/ DELOITTE & TOUCHE LLP

San Jose, California

March 25, 2016